UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 12, 2010

Autobytel Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22239	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Suite 200, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Termination of the Employment of Mark A. Garms as Executive Vice President and Chief Operating Officer.

As a result of a restructuring of management reporting obligations and a decision to eliminate the position of Chief Operating Officer, Mark A. Garms, the Executive Vice President and Chief Operating Officer of Autobytel Inc., a Delaware corporation (“Autobytel” or “Company”), elected to terminate his employment with the Company for good reason in accordance with his Amended and Restated Severance Agreement dated as of September 29, 2008 (“Severance Agreement”).  The effective date of Mr. Garms’ resignation was May 14, 2010.

Mr. Garms is entitled to severance benefits pursuant to his Severance Agreement dated as of September 29, 2008, a copy of which was filed as Exhibit 10.3 to Autobytel’s Form 8-K filed October 3, 2008 and is incorporated herein by reference, provided that he executes and delivers, and does not revoke, a separation and release agreement in accordance with, and within the time periods specified in, the Severance Agreement.  In addition, the vesting of all of Mr. Garms' outstanding stock options and restricted stock awards was accelerated pursuant to the awards agreements with Mr. Garms upon the termination of Mr. Garms' employment with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Autobytel Inc.

By:	/s/ Glenn E. Fuller
Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary

Date:  May 18, 2010